Virginia mines inc.

Financial

statements

2nd quarter 2011

Virginia Mines Inc.

(an exploration company)

Interim Balance Sheet (unaudited)

(expressed in Canadian dollars)

		As at	As at
		August 31,	February 28,
		2010	2010
		$	$

Assets

Current assets
Cash and cash equivalents		9,747,716	16,365,339
Short-term investments		29,925,963	25,308,249
Tax credits for mining exploration and commodity taxes receivable		3,694,108	3,262,900
Other amounts receivable		107,890	300,262
Prepaid expenses		147,225	59,779
Derivative financial instrument (note 3)		957,330	1,046,210
		44,580,232	46,342,739

Long-term investments (note 2)		1,380,945	1,344,666
Property, plant and equipment		124,466	111,156
Mining properties (note 4)		33,999,555	28,938,768
		80,085,198	76,737,329
Liabilities

Current liabilities
Accounts payable and accrued liabilities (note 5)		1,685,711	1,817,508

Deferred royalties (note 6)		1,836,710	1,216,880

Shareholders' Equity

Share capital		113,395,735	109,664,713
Warrants		36,051	36,051
Stock options		5,476,229	4,286,205
Contributed surplus		381,317	376,949
Deficit		(43,745,267)	(41,523,950)
Accumulated other comprehensive income		1,018,712	862,973
		76,562,777	73,702,941
		80,085,198	76,737,329
Commitments (note 12)
Subsequent event (note 13)

The accompanying notes are an integral part of these statements.

Approved by the Board of Directors

(signed) André Gaumond	,Director	(signed) André Lemire	, Director

Virginia Mines Inc.

(an exploration company)

Interim Statements of Earnings and Comprehensive Income (Loss) (unaudited)

(expressed in Canadian dollars)

	Three-Month Period Ended August 31,		Six-Month Period Ended August 31,

	2010	2009	2010	2009
	$	$	$	$
Expenses
Salaries	175,817	217,632	392,752	421,579
Professional and maintenance fees	68,596	51,208	141,221	102,210
Rent, office expenses and other	111,657	125,460	293,545	279,025
Stock-based compensation	1,614,473	369,657	1,614,473	369,657
Depreciation of property, plant and equipment	9,849	6,309	19,566	12,617
General exploration costs	105,378	76,302	220,976	169,919
Grants, credit on duties refundable for loss and refundable
tax credit for resources	(15,195)	(34,488)	(15,195)	(77,207)
Cost of mining properties abandoned or written off	42,322	9,764	137,340	1,407,789
	2,112,897	821,844	2,804,678	2,685,589

Other income
Dividends and interest	243,389	197,947	412,278	449,762
Fees invoiced to partners	61,643	69,384	116,639	102,496
Gain (loss) on sale of mining properties	-	(11,536)	-	850,299
Option payment received in excess of cost of
mining property	-	18,549	-	18,549
Gain (loss) on sale of available-for-sale investments	6,764	557,183	(25,830)	442,181
Gain (loss) on investments held for trading	(40,266)	(275,920)	(97,250)	966,674
Gain on investments designated as held for trading	122,993	313,829	153,322	776,382
	394,523	869,436	559,159	3,606,343

Earnings (loss) before income taxes	(1,718,374)	47,592	(2,245,519)	920,754
Future income taxes	16,908	28,085	24,202	85,401

Net earnings (net loss)	(1,701,466)	75,677	(2,221,317)	1,006,155

Other comprehensive income
Unrealized gain on available-for-sale investments,
net of related income taxes of $17,818 and
$20,728 ($103,026 and $144,874 in 2009)	114,657	662,970	133,383	1,819,313
Reclassification of losses (gains) on available-for-sale
investments realized upon sale, net of related
income taxes of $910 and $3,474 ($74,941
and $59,473 in 2009)	(5,854)	(482,242)	22,356	(382,708)
	108,803	180,728	155,739	1,436,605
Comprehensive income (loss)	(1,592,663)	256,405	(2,065,578)	2,442,760

Per share (note 10)
Basic and diluted net earnings (net loss)	(0.056)	0.002	(0.074)	0.034

The accompanying notes are an integral part of these interim financial statements.

Virginia Mines Inc.

(an exploration company)

Interim Statements of Changes in Shareholders’ Equity (unaudited)

(expressed in Canadian dollars)

	Six-Month Period Ended August 31,

	2010	2009
	$	$
Share capital (note 7)
Balance - beginning of period	109,664,713	106,162,531
Stock options exercised	1,027,807	10,462
Acquisition of a mining property	402,600	-
Issuance of shares for cash consideration	2,500,000	-
Share issue expenses	(199,385)	-

Balance - end of period	113,395,735	106,172,993

Stock options (note 9)
Balance - beginning of period	4,286,205	4,745,715
Stock-based compensation	1,614,473	369,657
Exercised	(420,081)	(4,042)
Cancelled	(4,368)	(66,286)

Balance - end of period	5,476,229	5,045,044

Contributed surplus
Balance - beginning of period	376,949	142,038
Stock options cancelled	4,368	66,286

Balance - end of period	381,317	208,324

Deficit
Balance - beginning of period	(41,523,950)	(43,246,993)
Net earnings (net loss)	(2,221,317)	1,006,155

Balance - end of period	(43,745,267)	(42,240,838)

Accumulated other comprehensive income
Balance - beginning of period	862,973	(955,153)
Other comprehensive income	155,739	1,436,605

Balance - end of period	1,018,712	481,452

Deficit and accumulated other comprehensive income as at August 31, 2010 total $42,726,555 ($40,660,977 as at February 28, 2010).

The accompanying notes are an integral part of these financial statements.

Virginia Mines Inc.

(an exploration company)

Interim Statements of Cash Flows (unaudited)

(expressed in Canadian dollars)

	Three-Month Periods Ended August 31,		Six-Month Periods Ended August 31,

	2010	2009	2010	2009
	$	$	$	$
Cash flows from (used in) operating activities
Net earnings (net loss)	(1,701,466)	75,677	(2,221,317)	1,006,155
Items not affecting cash and cash equivalents
Future income taxes	(16,908)	(28,085)	(24,202)	(85,401)
Gain on investments designated as held for trading	(122,993)	(313,829)	(153,322)	(776,382)
Loss (gain) on investments held for trading	38,910	241,000	88,880	(942,000)
Loss (gain) on sale of available-for-sale investments	(6,764)	(557,183)	25,830	(442,181)
Option payment received in excess of cost of
mining property	-	(18,549)	-	(18,549)
Loss (gain) on sale of mining properties	-	11,536	-	(850,299)
Cost of mining properties abandoned or written off	42,322	9,764	137,340	1,407,789
Depreciation of property, plant and equipment	9,849	6,309	19,566	12,617
Stock-based compensation	1,614,473	369,657	1,614,473	369,657
	(142,577)	(203,703)	(512,752)	(318,594)
Variation in deferred royalties	313,530	357,760	619,830	576,770

Net change in non-cash working capital items
Tax credits for mining exploration and commodity
taxes receivable	(168,240)	(96,631)	(124,622)	(20,704)
Other amounts receivable	83,802	2,218	222,372	58,866
Prepaid expenses	(89,123)	(27,839)	(87,446)	(71,513)
Accounts payable and accrued liabilities	597,431	(108,078)	251,769	111,714
	423,870	(230,330)	262,073	78,363
	594,823	(76,273)	369,151	336,539
Cash flows from financing activities
Issuance of common shares, net of share issue expenses	404,034	6,420	2,908,341	6,420

Cash flows used in investing activities
Disposition (acquisition) of short-term investments	2,570,765	1,096,240	(4,441,734)	(1,013,193)
Disposition of long-term investments	66,321	72,126	95,174	342,535
Acquisition of mining properties and capitalized
exploration costs	(2,643,190)	(1,381,890)	(5,500,484)	(2,135,626)
Change in credit on duties refundable for loss and
refundable tax credit related to exploration costs	(15,195)	(34,488)	(15,195)	(77,207)
Disposition (acquisition) of property, plant and equipment	(3,817)	-	(32,876)	11
Option payments received	-	140,000	-	140,000
	(25,116)	(108,012)	(9,895,115)	(2,743,480)
Net change in cash and cash equivalents	973,741	(177,865)	(6,617,623)	(2,400,521)
Cash and cash equivalents - Beginning of period	8,773,975	5,410,565	16,365,339	7,633,221
Cash and cash equivalents - End of period	9,747,716	5,232,700	9,747,716	5,232,700

The accompanying notes are an integral part of these interim financial statements.

Virginia Mines Inc.

(an exploration company)

Interim Statements of Cash Flows (unaudited)

(expressed in Canadian dollars)

Supplemental information
	Three-Month Periods Ended August 31,		Six-Month Periods Ended August 31,

	2010	2009	2010	2009
	$	$	$	$
Items not affecting cash and cash equivalents related to
financing and investing activities, and interest received
Credit on duties refundable for loss and refundable tax
credit related to exploration costs applied against
mining properties	3,402,556	6,239,636	3,402,556	6,239,636
Acquisition of mining properties included in accounts
payable and accrued liabilities	753,706	474,570	753,706	474,570
Stock options exercised and included in share capital	317,624	4,042	420,081	4,042
Stock options cancelled and included in contributed surplus	-	12,730	4,368	66,286
Mining properties sold in consideration of short-term
investments	-	-	-	889,255
Acquisition of mining property in consideration of the
issuance of shares	-	-	402,600	-
Option payments receivable applied against
mining properties	-	-	30,000	-

Interest received	252,081	199,841	349,797	372,482

The accompanying notes are an integral part of these interim financial statements.

Virginia Mines Inc.

(an exploration company)

Notes to Financial Statements (unaudited)

(expressed in Canadian dollars)

1.

Interim financial information

The financial information as at August 31, 2010 and for the three-month and six-month periods ended August 31, 2010 and 2009 is unaudited. However, in the opinion of management, all adjustments necessary to present fairly the results of these periods have been included. The adjustments made were of a normal recurring nature. Interim results may not necessarily be indicative of results anticipated for the year.

These unaudited interim financial statements have been prepared in accordance with Canadian generally accepted accounting principles ("GAAP") and use the same accounting policies and methods used in the preparation of Virginia Mines Inc.'s (the "Company") most recent annual financial statements. However, all disclosures required for annual financial statements have not been included in these financial statements. These unaudited interim financial statements should therefore be read in conjunction with the Company's most recent annual audited financial statements.

2.

Long-term investments

In August 2007, the Canadian third-party Asset-Backed Commercial Paper ("ABCP") market was hit by a liquidity disruption. Since then, the securities held by the Company have not been traded in an active market.

On August 16, 2007, a group of financial institutions and other parties agreed, pursuant to the Montreal Accord, to a standstill period in respect of ABCP sold by 23 conduit issuers. A Pan-Canadian Investors Committee (the "Committee") was subsequently established to oversee the orderly restructuring of these instruments during this standstill period.

On January 21, 2009, the Committee announced that the third-party ABCP restructuring plan had been implemented. Pursuant to the terms of the plan, holders of ABCP had their short-term commercial paper exchanged for longer-term notes whose maturities match those of the assets previously contained in the underlying conduits. As at this date, the Company held a portfolio of $3,800,000 principal amount in non-bank sponsored ABCP, which was exchanged for new securities that had a par value of $3,768,137.

During the three-month period ended August 31, 2010, the Company received $66,321 ($72,126 for the three-month period ended August 31, 2009) in principal repayments on notes that had a carrying value of $33,615 ($19,920 for the three-month period ended August 31, 2009) and accounted for a gain of $32,706 ($52,206 for the three-month period ended August 31, 2009). For the six-month period ended August 31, 2010, the Company received $95,174 ($342,535 for the six-month period ended August 31, 2009) in principal repayments on notes that had a carrying value of $42,895 ($107,164 for the six-month period ended August 31, 2009) and accounted for a gain of $52,279 ($235,371 for the six-month period ended August 31, 2009). These gains are presented under caption Gain on investments designated as held for trading.

As at August 31, 2010, the notes had a par value of $3,255,443 and were detailed as follows:

MAV 2
Class A-1 Synthetic Notes	$789,883
Class A-2 Synthetic Notes	498,716
Class B Synthetic Notes	90,531
Class C Synthetic Notes	42,732
Tracking Notes - Traditional Assets (TA)	64,078
$1,485,940
MAV 3
Tracking Notes - Traditional Assets (TA)	$125,352
Tracking Notes - Ineligible Assets (IA)	1,644,151
$1,769,503

Virginia Mines Inc.

(an exploration company)

Notes to Financial Statements (unaudited)

(expressed in Canadian dollars)

On August 31, 2010, the Company remeasured its notes at fair value. During this valuation, the Company reviewed its assumptions to factor in new information available at that date, as well as the changes in credit market conditions. The Company gave due consideration, in particular, to new information released by BlackRock Canada Ltd. ("BlackRock"), which was appointed to administer the assets on the plan implementation date. BlackRock issues monthly valuation reports on the value of ABCP supported primarily by subprime assets in the U.S. (IA) and ABCP supported exclusively by traditional securitized assets (TA). The Company’s management measured the fair value of its assets from these two classes using said reports.

Since there is no active market for these notes, the Company’s management has estimated the fair value of these assets by discounting future cash flows determined using a valuation model that incorporates management’s best estimates based as much as possible on observable market data, such as the credit risk attributable to underlying assets, relevant market interest rates, amounts to be received and maturity dates. The Company also took into account the information released by Dominion Bond Rating Service ("DBRS") on August 11, 2009. DBRS downgraded ABCP supported by synthetic assets or a combination of synthetic and traditional securitized assets of Class A-2 to "BBB-". Prior to this downgrading, this class of ABCP had "A" rating. For the purposes of estimating future cash flows, the Company assigned an average discount rate of 14.29% with an estimated average term of 6.42 years and used an average yield coupon rate of 1.74%.

As at August 31, 2010, the fair value of the notes was estimated at $1,380,945 ($1,344,666 as at February 28, 2010). As a result of this valuation, the Company recognized an unrealized gain on the notes of $64,435 (unrealized gain of $192,772 for the three-month period ended August 31, 2009) and for the six-month period ended August 31, 2010, an unrealized gain of $79,170 (unrealized gain of $329,016 for the six-month period ended August 31, 2009), which they presented under caption Gain on investments designated as held for trading.

A variation of ±1% in the estimated discount rate would impact the estimated fair value of the Company’s investment in the notes by approximately $77,000 ($82,000 as at February 28, 2010).

In the absence of an active market, the fair value of the new notes is determined using a weighting approach and the foregoing assumptions and is based on the Company’s assessment of market conditions as at August 31, 2010. The reported fair value may change materially in subsequent periods. The Company believes that these differences will not have a material impact on the Company’s financial condition.

Virginia Mines Inc.

(an exploration company)

Notes to Financial Statements (unaudited)

(expressed in Canadian dollars)

3.

Derivative financial instrument

On March 16, 2009, the Company signed a credit agreement with its financial institution (the "Bank") to receive a revolving credit facility of up to $1,487,278, which represents 75% of the par value of the MAV 3 Tracking Notes Ineligible Assets ("Restructured Notes IA") received in exchange for ABCP supported by ineligible assets. In exchange, the Company contracted to a mortgage and a first plan security on Restructured Notes IA. These are held in a security account subject to the Bank securities and held by a trust. The initial maturity of the credit agreement is two years from February 23, 2009.

Under the credit agreement, the Company will have the option, from February 23, 2011, to dispose of Restructuring Notes IA in favour of the Bank in settlement of facility principal due on the revolving credit line for a maximum amount of $1,487,278, regardless the fair value of Restructuring Notes IA at the option exercise date.

The Company's management has estimated the fair value of this option by using a valuation model (Black & Scholes) with a risk-free interest rate of 1.18% and an expected volatility of 12.85%.

Following the Restructured note IA capital reimbursements made since the signature of this agreement, the maximal revolving credit was reduced and is now established at $1,233,113 ($1,280,310 as at February 28, 2010).

As at August 31, 2010, the Company remeasured its option at fair value, which now is at $957,330 ($1,046,210 as at February 28, 2010). As a result of this valuation, the Company recognized a loss of $38,910 for the three-month period ended August 31, 2010, (loss of $241,000 for the three-month period ended August 31, 2009) and for the six-month period ended August 31, 2010, a loss of $88,880 (gain of $942,000 for the six-month period ended August 31, 2009) presented under caption Gain (loss) on investments held for trading.

A variation of ±1% in the risk-free interest rate would impact the estimated fair value of the option by approximately $6,000 ($12,000 as at February 28, 2010).

Virginia Mines Inc.

(an exploration company)

Notes to Financial Statements (unaudited)

(expressed in Canadian dollars)

4.

Mining properties

	# Claims	Undivided interest	Balance as at March 1, 2010	Costs incurred	Mining properties abandoned, written off or under option, credit on duties refundable for loss, refundable tax credit for resources	Balance as at August 31, 2010
		%	$	$	$	$

Anatacau	207
Acquisition costs		0	48,925	360	-	49,285
Exploration costs			761,018	144,827	(11,301)	894,544
			809,943	145,187	(11,301)	943,829
Ashuanipi	417
Acquisition costs		100	78,989	3,720	-	82,709
Exploration costs			834,172	214,882	-	1,049,054
			913,161	218,602	-	1,131,763
Corvet Est	568
Acquisition costs		50	56,537	17,538	(4,074)	70,001
Exploration costs			1,074,683	389,371	(65,688)	1,398,366
			1,131,220	406,909	(69,762)	1,468,367
Coulon	773
Acquisition costs		100	4,856,921	17,574	-	4,874,495
Exploration costs			6,731,439	46,088	(182)	6,777,345
			11,588,360	63,662	(182)	11,651,840
Éléonore Régional	907
Acquisition costs		100	270,306	38,389	(926)	307,769
Exploration costs			674,987	436,270	(35,726)	1,075,531
			945,293	474,659	(36,652)	1,383,300
FCI	412
Acquisition costs		100	112,413	240	(4,570)	108,083
Exploration costs			625,599	283	(25,430)	600,452
			738,012	523	(30,000)	708,535
	(forward)		16,125,989	1,309,542	(147,897)	17,287,634

Virginia Mines Inc.

(an exploration company)

Notes to Financial Statements (unaudited)

(expressed in Canadian dollars)

	# Claims	Undivided interest	Balance as at March 1, 2010	Costs incurred	Mining properties abandoned, written off or under option, credit on duties refundable for loss, refundable tax credit for resources	Balance as at August 31, 2010
		%	$	$	$	$

	(brought forward)		16,125,989	1,309,542	(147,897)	17,287,634

Lac Gayot	501
Acquisition costs		100	2,161,363	7,961	-	2,169,324
Exploration costs			760,562	6,495	(216)	766,841
			2,921,925	14,456	(216)	2,936,165
Lac Pau	715
Acquisition costs		100	110,789	-	-	110,789
Exploration costs			1,027,719	1,197,476	(34,603)	2,190,592
			1,138,508	1,197,476	(34,603)	2,301,381
La Grande Sud	188
Acquisition costs		100	44,376	6,360	-	50,736
Exploration costs			395,489	10,529	-	406,018
			439,865	16,889	-	456,754
Poste Lemoyne Ext.	514
Acquisition costs		100	1,154,186	15,532	-	1,169,718
Exploration costs			4,000,855	816,605	(108,875)	4,708,585
			5,155,041	832,137	(108,875)	5,878,303
Wabamisk	768
Acquisition costs		100	232,177	1,920	-	234,097
Exploration costs			1,217,276	993,476	(44,959)	2,165,793
			1,449,453	995,396	(44,959)	2,399,890
Others
Acquisition costs			521,687	434,016	(32,166)	923,537
Exploration costs			1,186,300	719,606	(90,015)	1,815,891
			1,707,987	1,153,622	(122,181)	2,739,428
			28,938,768	5,519,518	(458,731)	33,999,555

Virginia Mines Inc.

(an exploration company)

Notes to Financial Statements (unaudited)

(expressed in Canadian dollars)

Change in mining properties

$

Balance as at March 1, 2010	28,938,768

Costs incurred during the period

Acquisition of a mining property (note 7a)	402,600
Claims	141,010
Analyses	371,765
Drilling	1,061,494
Geophysics	263,119
Geochemistry	11,918
Geology	653,577
Transport	1,150,562
Fees	1,266,828
Accommodation	196,645
5,519,518

Mining properties under option	(30,000)
Mining properties abandoned or written off	(137,340)
Credit on duties refundable for loss and refundable
tax credit for resources	(291,391)

(458,731)

Balance as at August 31, 2010	33,999,555

Virginia Mines Inc.

(an exploration company)

Notes to Financial Statements (unaudited)

(expressed in Canadian dollars)

5.

Accounts payable and accrued liabilities

	As at	As at
	August 31,	February 28,
	2010	2010
	$	$

Companies held by directors	7,801	10,613
Advances from partners	589,671	215,069
Trade	1,088,239	1,591,826
	1,685,711	1,817,508

6.

Deferred royalties

Advance payments on the royalty held by the Company on the Éléonore deposit started on April 1, 2009. These payments are made by Les Mines Opinaca, a subsidiary held 100% by Goldcorp Inc. ("Goldcorp"), paid on the basis of US$100,000 per month up to 50 months, unless the mine production was preceded. In such case, the royalties will be paid according to deposit production.

To secure these advance payments, Goldcorp granted the Company a US$5,000,000 immovable hypothec on the Éléonore property.

The Company will recognize the income of these advance payments once the Éléonore mine goes into commercial production, because the first production royalties will be paid out of advance payments received by the Company. The production period represents the performance period over which the earnings process will be completed.

Should the Éléonore mine not be brought to production, the Company will recognize the advance payments as revenues.

7.

Share capital

For the three-month and six-month periods ended August 31, 2010 and 2009, the number of shares in the share capital changed as follows:

	Three-Month Periods Ended August 31,		Six-Month Periods Ended August 31,

	2010	2009	2010	2009

Balance - beginning of period	30,095,142	29,201,776	29,799,392	29,201,776

Stock options exercised	102,800	2,000	143,550	2,000
Acquisition of a mining property (a)	-	-	55,000	-
Issuance of flow-through shares for a cash consideration (b)	-	-	200,000	-

Balance - end of period	30,197,942	29,203,776	30,197,942	29,203,776

(a)

On May 26, 2010, the Company acquired from Ressources Sirios Inc. a 100% interest in the Escale property in consideration of the issuance of 55,000 common shares of the Company.

(b)

On May 18, 2010, the Company completed a private placement of 200,000 flow-through common shares at a price of $12.50 per share for gross proceeds of $2,500,000. Issue expenses of $184,462 related to this private placement were incurred by the Company.

Virginia Mines Inc.

(an exploration company)

Notes to Financial Statements (unaudited)

(expressed in Canadian dollars)

8.

Warrants

As at August 31, 2010, there were 26,635 warrants outstanding and exercisable at a price of $6.58. These warrants were granted on November 19, 2009 and December 10, 2009 and expire on November 19, 2011 and December 10, 2011.

For the three-month and six-month periods ended August 31, 2010 and 2009, there was no change in the number of warrants.

The following table summarizes the number of warrants outstanding:

	Three-Month Periods Ended August 31,		Six-Month Periods Ended August 31,
	2010	2009	2010	2009

Outstanding - beginning and end of period	26,635	25,000	26,635	25,000

9.

Stock options

Options granted vest immediately, except for 25,000 options granted to an officer during the year ended February 28, 2009, which vested on December 6, 2009, and are exercisable over a maximum period of ten years following the grant date.

For the three-month and six-month periods ended August 31, 2010 and 2009, the number of stock options changed as follows:

	Three-Month Periods Ended August 31,		Six-Month Periods Ended August 31,

	2010	2009	2010	2009
Outstanding - beginning of period	1,445,550	1,684,500	1,487,800	1,701,500
Stock-based compensation	439,250	142,750	439,250	142,750
Exercised	(102,800)	(2,000)	(143,550)	(2,000)
Cancelled	-	(4,000)	(1,500)	(21,000)
Outstanding - end of period	1,782,000	1,821,250	1,782,000	1,821,250
Exercisable - end of period	1,782,000	1,796,250	1,782,000	1,796,250

The following table summarizes information about stock options outstanding and exercisable as at August 31, 2010:

Options outstanding and exercisable
			Weighted
			average
Range of exercise		Weighted average	exercise
prices	Number	remaining contractual life	price
		(years)	$

$3.21 to $4.44	976,000	6.27	4.04
$5.22 to $7.21	806,000	8.20	6.28

Virginia Mines Inc.

(an exploration company)

Notes to Financial Statements (unaudited)

(expressed in Canadian dollars)

The fair value of stock options granted during the six-month period ended August 31, 2010 has been estimated using the Black & Scholes valuation model with the following assumptions:

Risk-free interest rate	1.98%
Expected volatility	51.28%
Dividend yield	Nil
Weighted average expected life	4.05 years
Weighted average fair value of options granted	$3.676

10.

Earnings per share

For the three-month and six-month periods ended August 31, 2010, there was no difference between the basic and diluted net loss per share since the dilutive effect of stock options and warrants was not included in the calculation; otherwise, the effect would have been anti-dilutive. Accordingly, the diluted net loss per share for those periods was calculated using the basic weighted average number of shares outstanding.

	Three-Month Periods Ended August 31,		Six-Month Periods Ended August 31,

	2010	2009	2010	2009
Basic weighted average number of shares outstanding	30,156,534	29,202,320	30,008,782	29,202,048
Warrants	2,642	-	1,943	-
Stock options	538,520	30,115	492,215	25,370

Diluted weighted average number of shares outstanding	30,697,696	29,232,435	30,502,940	29,227,418
Items excluded from the calculation of diluted
earnings per share because the exercise price was greater
than the average quoted value of the common shares
Warrants	-	25,000	-	25,000
Stock options	-	1,540,750	-	1,540,750

Virginia Mines Inc.

(an exploration company)

Notes to Financial Statements (unaudited)

(expressed in Canadian dollars)

11.

Financial instruments

The classification of financial instruments as at August 31, 2010 and as at February 28, 2010 is summarized as follows:

							As at August 31, 2010
							Carrying value	Fair value
	Held for trading		Available-for-sale		Loans and receivables	Other financial liabilities	Total	Total
	$		$		$	$	$	$
Financial assets
Cash and cash equivalents	9,747,716		-		-	-	9,747,716	9,747,716
Short-term investments	1,097,228	(a)	28,828,735	(b)	-	-	29,925,963	29,925,963
Other amounts receivable	-		-		107,890	-	107,890	107,890
Derivative financial instrument	957,330		-		-	-	957,330	957,330
Long-term investments	1,380,945	(c)	-		-	-	1,380,945	1,380,945
	13,183,219		28,828,735		107,890	-	42,119,844	42,119,844

Financial liabilities
Accounts payable and accrued
liabilities	-		-		-	1,685,711	1,685,711	1,685,711

							As at February 28, 2010
							Carrying value	Fair value
	Held for trading		Available-for-sale		Loans and receivables	Other financial liabilities	Total	Total
	$		$		$	$	$	$
Financial assets
Cash and cash equivalents	16,365,339		-		-	-	16,365,339	16,365,339
Short-term investments	1,894,992	(a)	23,413,257	(b)	-	-	25,308,249	25,308,249
Other amounts receivable	-		-		300,262	-	300,262	300,262
Derivative financial instrument	1,046,210		-		-	-	1,046,210	1,046,210
Long-term investments	1,344,666	(c)	-		-	-	1,344,666	1,344,666
	20,651,207		23,413,257		300,262	-	44,364,726	44,364,726

Financial liabilities
Accounts payable and accrued
liabilities	-		-		-	1,817,508	1,817,508	1,817,508

(a)

Convertible debentures designated as held for trading

(b)

Bonds, trust units and shares

(c)

MAV 2 and MAV 3 notes designated as held for trading

Virginia Mines Inc.

(an exploration company)

Notes to Financial Statements (unaudited)

(expressed in Canadian dollars)

Other amounts receivable and accounts payable and accrued liabilities are financial instruments whose carrying value approximates their fair value due to their short-term maturity. Cash and cash equivalents are measured at fair value.

The fair value of available-for-sale short-term investments is established using the bid price on the most beneficial active market for these instruments that is readily available to the Company. When a bid price is not available, the Company uses the closing price of the most recent transaction on such instrument.

The fair value of convertible debentures is established in a manner similar to available-for-sale short-term investments.

The fair value of long-term investments and derivative financial instrument was determined using the method described in notes 2 and 3, respectively.

As at August 31, 2010, gross unrealized losses on available-for-sale securities totalled $210,533 ($198,730 as at February 28, 2010). Of this sum, an amount of $33,231 ($5,980 as at February 28, 2010) is related to bonds and results from changes in market interest rates and not to deterioration in the creditworthiness of issuers. The balance of $177,302 ($192,750 as at February 28, 2010) related to common shares and trust units is mainly explained by market price fluctuations. The Company has the ability and intent to hold these securities for a period of time sufficient to allow for recovery in fair value. It believes that the gross unrealized losses are temporary in nature.

The total interest income for financial assets that are not classified as held for trading for the three-month and six-month periods are $111,000 and $220,000, respectively ($153,000 and $295,000 for the three-month and six-month periods ended August 31, 2009).

12.

Commitments

The Company is committed to incurring exploration expenses of $3,848,752 by December 31, 2010 and transferring the related tax expenditures to the subscribers of its flow-through share underwriting completed on November 19, 2009 and December 10, 2009. As at August 31, 2010, the Company has fulfilled its commitment regarding the exploration expenses and has transferred the related tax expenditures to the subscribers.

The Company also committed to incurring exploration expenses of $2,500,000 by December 31, 2011 and transferring the related tax expenditures to the subscribers of its flow-through share underwriting completed on May 18, 2010. As at August 31, 2010, the Company has fulfilled its commitment regarding the exploration expenses.

13.

Subsequent event

On October 7, 2010, the Company entered into an agreement for a private placement of 240,000 flow-through common shares at a price of $12.50 per share for gross proceeds of $3,000,000. Proceeds from the offering will be used to fund exploration work on the Company's numerous projects.

14.

Comparative figures

Certain comparative figures have been reclassified in the financial statements to comply with the current period presentation.